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                                                                    EXHIBIT 10.9

                          LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of April 14, 1998, however effective as of April 9, 1998, by and between Data Critical Corp. ("Borrower") whose address is 2733 152nd Avenue, NE, Redmond, WA 98052, and Silicon Valley Bank ("Lender") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated April 10, 1997, in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00), as amended from time to time (the "Line") and a Promissory Note dated April 10, 1997 in the original principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) ("Term Note #1) and being executed concurrently herewith, a Promissory Note in the original principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) ("Term Note #2). The Line, Term Note #1 and Term Note #2 are collectively referred to as the "Notes". The Notes, together with other promissory notes from Borrower to Lender, are governed by the terms of a Business Loan Agreement, dated April 10, 1997, as such agreement may be amended from time to time, between Borrower and Lender (the "Loan Agreement').

Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness".

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by a Commercial Security Agreement, dated April 10, 1997, and a Collateral Assignment, Patent Mortgage and Security Agreement dated April 10, 1997.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Modification(s) to Term Note.

          1. The principal amount of the Note is hereby increased to One Million and 00/100 Dollars ($1,000,000.00).

          2. Payable in one payment of all outstanding principal plus all unpaid interest on April 8, 1999. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date beginning May 8, 1998, and all subsequent interest payments will be due on the same day of each month thereafter.

          3. The interest rate to be applied to the unpaid principal balance of the Note is hereby decreased, effective as of this date, to three-quarters of one percentage point (0.750%) over the Lender's current Index.

     B.   Modification(s) to Loan Agreement.

          1. The paragraph entitled "Financial Covenants" is hereby amended in its entirety to read as follows:

               Borrower shall maintain on a monthly basis, beginning with the month ending April 30, 1998, a minimum quick ratio of 1.50 to 1.00; a minimum Tangible Net Worth of $1,500,000.00, and a minimum Liquidity Coverage ratio of 1.75 to 1.00. Furthermore, Borrower shall not permit losses to exceed $1,600,000.00 for the quarter ended March 31, 1998, $500,000.00 for the quarter ending June 30, 1998 and $250,000.00 for the quarter ending September 30, 1998. Borrower shall not incur a loss beginning with the quarter ending December 31, 1998 and thereafter.

               For purposes of the foregoing, Liquidity Coverage shall be defined as cash (and equivalents) plus availability under Borrower's line of credit facility divided by outstandings under Borrower's equipment term loan facilities. The Liquidity Coverage covenant shall pertain to Borrowers equipment term loan facilities only.

               Quick Ratio is a ratio of "Quick Assets" to "Current Liabilities". Quick Assets is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than one (1) year determined according to GAAP. Current Liabilities is the aggregate amount of Borrowers Debt which matures within one
               (1) year.
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          2.   The first sentence of the paragraph entitled "Borrowing Base
               Formula" is hereby amended in its entirety to read as follows:

               Funds shall be advanced under Borrower's line of credit facility according to a Borrowing Base Formula as determined by Lender on a monthly basis, defined as follows: the lesser of (i) $1,000,000.00 minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) or
               (ii) seventyfive (75%) of Eligible Accounts Receivable minus the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit),

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Lender a fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the "Loan Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon (i) Borrowers payment of the Loan Fee and (ii) Borrower's execution and delivery of the Promissory Note of even date herewith.

This Loan Modification Agreement is executed as of the date first written above.


BORROWER:                                 LENDER:

DATA CRITICAL CORPORATION                 SILICON VALLEY BANK
By:    /s/ Robert W. Benson               By:    /s/ Peter Palsson
Name:  Robert W. Benson                   Name:  Peter Palsson
Title: CFO                                Title: Vice President